EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160




                SILGAN HOLDINGS REPORTS SECOND QUARTER EARNINGS
                   AND RAISES FULL YEAR 2004 EARNINGS OUTLOOK



STAMFORD, CT, July 21, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2004 net income of $18.2 million, or $0.98 per diluted share, as compared to second quarter 2003 net income of $13.5 million, or $0.74 per diluted share.

"The business continued to perform very well through the second quarter of 2004," said Greg Horrigan, President and Co-CEO. "Sales increased in the quarter as compared with the second quarter of 2003, despite some unit volume declines in metal food cans. Sales are up for the first half of the year, and operating margin and profits have improved even more significantly. Not only are we experiencing lower interest costs and positive results from capital investments made in recent years, but also benefits from successful acquisitions and rationalization programs initiated last year. As a result, we are increasing our estimated earnings range for 2004 by $0.20 per share."






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SILGAN HOLDINGS
July 21, 2004
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Net sales for the second  quarter of 2004 were  $551.3  million,  an increase of
$6.1 million, or 1.1 percent, as compared to $545.2 million for the same period in 2003. This increase was the result of higher net sales in the metal food container business, partially offset by lower net sales in the plastic container business.

Income from operations for the second quarter of 2004 was $45.2 million, an increase of $3.1 million, or 7.4 percent, as compared to $42.1 million for the second quarter of 2003. This increase was due to higher income from operations in the metal food container business, largely offset by lower income from operations in the plastic container business. Selling, general and administrative expenses were reduced to $26.3 million, or 4.8 percent of net sales in the second quarter of 2004, as compared with $28.1 million, or 5.2 percent of net sales in the same quarter of 2003. This decrease resulted primarily from the continued integration of businesses acquired early in 2003, particularly the Silgan Closures business.

Interest and other debt expense for the second quarter of 2004 was $15.1 million, a decrease of $5.0 million as compared to the same period in 2003. This decrease was primarily due to a lower average interest rate as a result of the Company's refinancing of $500 million of 9% Senior Subordinated Debentures in late 2003 with lower cost 6 3/4% Senior Subordinated Notes as well as borrowings under its senior secured credit facility and to lower average borrowings as a result of debt reductions late in 2003. Additionally, on July 15, 2004, the Company completed an amendment to its senior secured credit facility that lowered the margin on its B term loans by twenty-five basis points, resulting in an interest rate for its B term loans of LIBOR plus 1.75 percent.

Metal Food Containers

Net sales of the metal food container business were $407.1 million for the second quarter of 2004, an increase of $9.2 million, or 2.3 percent, over the second quarter of 2003 as a result of higher average selling prices due to an enhanced product mix and the pass through of increased steel costs, partially offset by lower food can unit volume.



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SILGAN HOLDINGS
July 21, 2004
Page 3


Income from operations of the metal food container business increased in the second quarter of 2004 to $33.2 million as compared to $26.1 million for the same period in 2003, and operating margin increased to 8.2 percent from 6.6 percent over the same periods. These increases were principally due to benefits from rationalization and integration activities at Silgan Closures and from relatively higher capital spending over the last several years, including spending on Quick Top(TM) convenience end capacity. These favorable items were partially offset by inflation in employee benefit costs and increases in other manufacturing costs, including depreciation expense.

Plastic Containers

Net sales of the plastic container business were $144.2 million in the second quarter of 2004, a decrease of $3.1 million, or 2.1 percent, as compared to the second quarter of 2003. This decrease was principally a result of lower average selling prices due to a less favorable mix of products sold during the quarter and the lagged impact of competitive pricing activities experienced last year, partially offset by the pass through of increased resin costs.

Income from operations of the plastic container business for the second quarter of 2004 was $14.1 million as compared to $17.3 million in the second quarter of 2003, and operating margin decreased to 9.8 percent from 11.7 percent over the same periods. As anticipated, operating margin advanced from the first quarter of 2004, but was down from the same quarter in the prior year primarily as a result of the less favorable product mix and competitive pricing activities discussed above.

Six Months

Net income for the first six months of 2004 was $29.3 million, or $1.58 per diluted share, as compared to net income for the first six months of 2003 of $17.7 million, or $0.96 per diluted share. For the first six months of 2004, the Company recorded rationalization charges totaling $1.2 million, or $0.04 per diluted share.

Net sales for the first six months of 2004 increased $70.0 million, or 7.0 percent, to $1.070



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SILGAN HOLDINGS
July 21, 2004
Page 4


billion as compared to $999.6 million for the first six months of 2003. This increase was largely the result of higher net sales in the metal food container business primarily due to the acquisitions completed in early 2003 and higher sales in the plastic container business.

Income from operations for the first six months of 2004 was $78.8 million, an increase of $10.7 million, or 15.7 percent, from the same period in 2003, and operating margin increased to 7.4 percent from 6.8 percent over the same periods. The increase in income from operations was primarily a result of the integration and rationalization benefits from businesses acquired in early 2003 and increased sales of value-added products, partially offset by higher employee health and welfare costs and rationalization charges in 2004.

Interest expense for the first six months of 2004 was $30.3 million, a decrease of $8.5 million as compared to the first six months of 2003. This decrease resulted primarily from the Company's refinancing in late 2003.

Dividend

On June 15, 2004, the Company paid a quarterly cash dividend of $0.15 per share to holders of record of common stock of the Company on June 1, 2004. This dividend payment aggregated $2.8 million.

Outlook for 2004

As a result of the strong financial performance over the first six months of the year, the Company increased its estimate of net income per diluted share for 2004 to a range of $4.00 to $4.30. Profitability for the metal food container business is expected to exceed prior year levels as a result of the benefits of productivity enhancing investments, including the completion of the consolidation and integration of Silgan Closures' operations, and increased sales of Quick Top(TM) convenience ends, offset in part by inflation in manufacturing costs. Income from operations of the plastic container business is expected to increase primarily as a result of the impact of plant exit costs on 2003 results, partially offset by inflation in manufacturing costs and higher depreciation expense. The Company also expects significantly lower interest expense in 2004 as



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SILGAN HOLDINGS
July 21, 2004
Page 5


a result of its refinancing in late 2003 and the recently lowered margin on its B term loan borrowings, partially offset by anticipated increases in market interest rates.

The Company expects net income per diluted share for the third quarter of 2004 to be in the range of $1.80 to $2.10, as compared to $1.45 in the third quarter of 2003. Profitability of the metal food container business is expected to be better than the third quarter of 2003 due to improved product mix and benefits realized from rationalizing the Silgan Closures business. Profitability of the plastic container business for the third quarter of 2004 is expected to be substantially higher than the third quarter of 2003 as a result of the absence of the rationalization charge recorded in 2003. Interest expense in the third quarter of 2004 is expected to increase slightly from the second quarter of 2004 as a result of increased seasonal borrowings, but be well below interest expense in the third quarter of 2003.

The Company also reiterated that, in the absence of compelling acquisitions, it anticipates a $200 to $300 million reduction in debt over the next three years, of which at least $75 million is expected in 2004.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2004 at 11:00 a.m. eastern time on July 21, 2004. The toll free number for domestic callers is (888) 482-0024, and the number for international callers is (617) 801-9702. The pass code is 59380953. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on July 30, 2004. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 41157466.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.3 billion in 2003. Silgan operates 60



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SILGAN HOLDINGS
July 21, 2004
Page 6


manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                  For the quarter and six months ended June 30,
                 (Dollars in millions, except per share amounts)




                                                                 Second Quarter             Six Months
                                                                 --------------             ----------
                                                                2004        2003         2004         2003
                                                                ----        ----         ----         ----
Net sales ................................................     $551.3      $545.2      $1,069.6      $999.6

Cost of goods sold .......................................      479.6       475.0         935.7       879.8
                                                               ------      ------      --------      ------

   Gross profit ..........................................       71.7        70.2         133.9       119.8

Selling, general and administrative expenses .............       26.3        28.1          53.9        51.7

Rationalization charges ..................................        0.2         --            1.2         --
                                                               ------      ------      --------      ------

   Income from operations ................................       45.2        42.1          78.8        68.1

Interest and other debt expense ..........................       15.1        20.1          30.3        38.8
                                                               ------      ------      --------      ------

   Income before income taxes and equity
      in losses of affiliate .............................       30.1        22.0          48.5        29.3

Provision for income taxes ...............................       11.9         8.5          19.2        11.3
                                                               ------      ------      --------      ------
   Income before equity in losses of affiliate ...........       18.2        13.5          29.3        18.0

Equity in losses of affiliate, net of income taxes .......        --          --            --         (0.3)
                                                               ------      ------      --------      ------

   Net income ............................................     $ 18.2      $ 13.5      $   29.3      $ 17.7
                                                               ======      ======      ========      ======

Earnings per share:
   Basic net income per share ............................      $0.99       $0.74         $1.60      $ 0.97
   Diluted net income per share ..........................      $0.98       $0.74         $1.58      $ 0.96

Cash dividends per common share ..........................      $0.15         --          $0.15         --

Weighted average shares (000's):
   Basic .................................................     18,362      18,239        18,335      18,237
   Diluted ...............................................     18,589      18,395        18,578      18,369




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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                  For the quarter and six months ended June 30,
                              (Dollars in millions)


                                                                 Second Quarter             Six Months
                                                                 --------------             ----------
                                                                2004        2003         2004         2003
                                                                ----        ----         ----         ----

Net sales:
     Metal food containers ...........................         $407.1      $397.9      $  780.0     $713.4
     Plastic containers ..............................          144.2       147.3         289.6      286.2
                                                               ------      ------      --------     ------
         Consolidated ................................         $551.3      $545.2      $1,069.6     $999.6
                                                               ======      ======      ========     ======

Income from operations:
     Metal food containers (a) .......................         $ 33.2      $ 26.1      $   54.3     $ 37.9
     Plastic containers (b) ..........................           14.1        17.3          28.0       32.8
     Corporate .......................................           (2.1)       (1.3)         (3.5)      (2.6)
                                                               ------      ------      --------     ------
         Consolidated ................................         $ 45.2      $ 42.1      $   78.8     $ 68.1
                                                               ======      ======      ========     ======




                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)



                                                               June 30,      June 30,      Dec. 31,
                                                                 2004          2003          2003
                                                                 ----          ----          ----
Assets:
     Cash ................................................    $   23.9      $   10.2      $   12.1
     Current assets ......................................       742.5         711.2         533.2
     Property, plant and equipment, net ..................       802.7         818.3         817.8
     Other assets ........................................       264.4         275.4         258.0
                                                              --------      --------      --------
         Total assets ....................................    $1,833.5      $1,815.1      $1,621.1
                                                              ========      ========      ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt .................    $  279.8      $  259.5      $  302.1
     Current and long-term debt ..........................     1,204.5       1,277.4       1,002.6
     Other liabilities ...................................       195.0         190.7         195.6
     Stockholders' equity ................................       154.2          87.5         120.8
                                                              --------      --------      --------
         Total liabilities and stockholders' equity ......    $1,833.5      $1,815.1      $1,621.1
                                                              ========      ========      ========


(a) Includes rationalization charges of $0.2 million in the second quarter of 2004 and $0.9 million for the six months ended June 30, 2004.

(b) Includes a rationalization charge of $0.3 million for the first quarter of 2004.